EXHIBIT 10.1
February 21, 2025

Russell Fleeger
[Address]*
[Email address]*

Dear Russ:

As we have discussed, Franklin Electric’s current Chief Financial Officer will be separating from the Company in late March 2025. Upon his departure, the Company is pleased to offer you the opportunity to serve in the role of Interim Chief Financial Officer, reporting directly to me, until such time as the current Chief Financial Officer’s replacement is identified and begins to serve in that capacity.

In this role, your annual salary will be unchanged and you will continue to be eligible for your current 45% Franklin Manager Bonus; however, in recognition of the additional responsibilities attendant to this role, the Company is pleased to offer you a monthly stipend in the amount of $20,000 per month, payable in the first payroll period of each month. This monthly stipend will not be bonus-eligible compensation.

Although the title change will not be effective until the current Chief Financial Officer’s departure, I anticipate that planning for the transition will require a significant amount of additional effort, so the monthly stipend described above will become effective in March 2025.

As an additional incentive, Franklin Electric is pleased to offer you an equity award in the form of restricted stock with a three-year cliff vesting period in the amount of $100,000, calculated based on the closing price of Franklin Electric common stock on February 20, 2025. This award is in addition to the LTI award that you may be eligible for in 2025. The award will be issued using the ETrade equity platform, pursuant to the Company’s standard form of grant agreement.

As an employee of Franklin Electric, you will continue to be enrolled in insurance, savings, educational reimbursement assistance and other benefit programs as eligibility permits.

This offer is valid for 5 business days from the date of this letter.

Please sign below and return a copy of this letter to confirm your acceptance. Please contact me if you have any additional questions concerning this offer.

Please sign below and return a copy of this letter to confirm your acceptance.

Best Regards,

/s/ Joseph A. Ruzynski
Joseph A. Ruzynski
Chief Executive Officer
Franklin Electric Co., Inc.

Accepted:	/s/ Russell Fleeger
Russell Fleeger
* Personal information redacted